CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Metromedia Fiber Network, Inc. 1998 Incentive Stock Plan of our report dated June 26, 1996, with respect to the consolidated financial statements of Metromedia Fiber Network, Inc. for the year ended December 31, 1995 included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission. Our report includes an explanatory paragraph regarding an uncertainty as to the Company's ability to continue as a going concern.



                                              M.R. Weiser & Co. LLP



New York, New York
May 27, 1998